EX-99.77Q1 OTHR EXHB

ITEM 77Q(e) - COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY AND/OR SUB-ADVISORY CONTRACTS

M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund

The Trust for Professional Managers entered into an Advisory Agreement with M.D. Sass Investors Services, Inc. on behalf of the M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund.  The Advisory Agreement was previously filed with Registrant's Post-Effective Amendment No. 248 to its registration statement on Form N-1A, filed on June 27, 2011 and is incorporated by reference.

Schooner Global Absolute Return Fund

The Trust for Professional Managers entered into an Advisory Agreement with Schooner Investment Group, LLC on behalf of the Schooner Global Absolute Return Fund.  The Advisory Agreement was previously filed with Registrant's Post-Effective Amendment No. 241 to its registration statement on Form N-1A, filed on June 3, 2011 and is incorporated by reference.